Exhibit 23.5

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-141262) and Form S-3 (No. 333-151858) of U.S. Geothermal Inc. of our report dated February 16, 2009 relating to the financial statements of Raft River Energy I, LLC, which appears in this Form 10-K (Amendment No.1) of U.S. Geothermal Inc.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
October 23, 2009